UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 25, 2020

INTRICON CORPORATION
(Exact name of registrant as specified in its charter)

Pennsylvania	1-5005	23-1069060
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1260 Red Fox Road, Arden Hills, MN 55112
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (651) 636-9770

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common stock, par value $1.00 per share	IIN	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule l2b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2020, IntriCon Corporation (the “Company”) announced that Mark S. Gorder will be retiring as President and Chief Executive Officer of the Company effective as of September 30, 2020 and that he will be succeeded as President and Chief Executive Officer on October 1, 2020 by Scott Longval, the Company’s current Executive Vice President, Chief Operating Officer and Chief Financial Officer. Mr. Longval will also be appointed to the Board of Directors of the Company (the “Board”) effective as of October 1, 2020. Mr. Longval will retain his current title and responsibilities, including as Chief Financial Officer, through September 30, 2020. The Company will commence a search for a new chief financial officer to replace Mr. Longval.

On June 29, 2020, Mr. Gorder entered into a Transition Agreement with the Company under which Mr. Gorder will begin transitioning his responsibilities to Mr. Longval, with the final transition occurring on September 30, 2020. Under the Transition Agreement, Mr. Gorder will serve as an independent consultant to the Company during the fourth quarter of 2020 with the title “Special Executive Advisor” and provide consulting services to the Company’s executive management team pertaining to the final transition and 2021 strategic planning process, for which he will be paid a consulting fee of $36,950 per month. Mr. Gorder also will continue as a director of the Company through the balance of his term.

The Transition Agreement also provides that, on the condition that Mr. Gorder complies with all of his obligations under the Transition Agreement, and executes (and does not revoke) a general release of claims, the Company will provide Mr. Gorder the following:

•	a one-time severance payment of $443,400;

•	reimbursement for Mr. Gorder’s medical insurance premiums through December 31, 2021 based on the percentage of his health insurance premium costs paid by the Company as of the last day of employment;

•	a grant of restricted stock units equal to $400,000 divided by the closing price of IntriCon’s common stock on the grant date, which grant will vest in equal one-third annual installments beginning on the first anniversary of the grant date; and

•	payment of an amount equal to the amount that would have been payable to Mr. Gorder, if any, under the Company’s annual incentive compensation plan with respect to 2020 in the absence of Mr. Gorder’s separation.

In addition, all outstanding stock options held by Mr. Gorder under the Company’s equity incentive plans will continue to be exercisable for the duration of the respective options’ original term. All restricted stock units held by Gorder under the Company’s equity incentive plans will automatically become free of all restrictions and conditions, less applicable withholdings; provided however, that in accordance with IRS regulations, the shares underlying such restricted stock units will not be delivered to Mr. Gorder until the date that is the six-month anniversary of the date that Mr. Gorder has a separation from service (as defined in IRS regulations). The automobile and country club membership benefits under Mr. Gorder’s employment agreement will continue through September 30, 2020.

The Transition Agreement also contains a mutual release of claims provision. Mr. Gorder has fifteen days in which to revoke the Transition Agreement.

The foregoing description of the Transition Agreement is not complete and is qualified in its entirety by reference to the complete text of this agreement, a copy of which is filed as an exhibit to this Form 8-K and is incorporated herein by reference.

Mr. Longval joined the Company as Corporate Controller in September 2005 and has served as the Chief Financial Officer since July 2006. Mr. Longval was appointed as Executive Vice President in January 2019 and Chief Operating Officer in April 2019. Mr. Longval received a Bachelor of Science degree in Accounting from the University of St. Thomas. Prior to joining the Company, Mr. Longval was Principal Project Analyst at ADC Telecommunications, Inc., a provider of innovative network infrastructure products and services, from March 2005 until September 2005. From May 2002 until March 2005 he was employed by Accellent, Inc., formerly MedSource Technologies, a provider of outsourcing solutions to the medical device industry, most recently as Manager of Financial Planning and Analysis. From September 1998 until April 2002, he was employed by Arthur Andersen, most recently as experienced audit senior.

In connection with the promotion of Mr. Longval, the Company will amend Mr. Longval’s employment agreement to provide, effective as of October 1, 2020:

•	a base annual salary of $375,000;

•	annual incentive compensation up to 50% of his base salary;

•	a grant of restricted stock units equal to $200,000 divided by the closing price of IntriCon’s common stock on the grant date, which grant will vest in equal one-third annual installments beginning on the first anniversary of the grant date; and

•	an increase in the severance payable under the agreement in the event of a termination without cause or a change of control from one year of base salary to two years of base salary.

Item 9.01	Financial Statements and Exhibits.

Exhibit
Number	Description

10.1	Transition Agreement by and between Mark S. Gorder and the Company dated as of June 29, 2020.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTRICON CORPORATION

By:	/s/ Scott Longval
Name:	Scott Longval
Title:	Executive Vice President, Chief Operating Officer and Chief Financial Officer

Date: June 29, 2020